Exhibit 99

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase To Redeem All $925 Million Of Its

6.70% Non-Cumulative Preferred Stock, Series T

Represented By Depositary Shares

New York, January 30, 2019 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that it will redeem on March 1, 2019 all of the 92,500 outstanding shares of its 6.70% Non-Cumulative Preferred Stock, Series T (“Series T Preferred Stock”). The shares of Series T Preferred Stock are represented by 37,000,000 depositary shares which are currently traded on the New York Stock Exchange under the symbol JPM PR B (CUSIP 48127A161). Each depositary share represents a 1/400th interest in a share of Series T Preferred Stock. The redemption price per share for the Series T Preferred Stock will be $10,000 (equivalent to $25.00 per depositary share).

Payment of the redemption price will be made on the redemption date of March 1, 2019, upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc, as Depositary, at 250 Royall Street, Canton, Massachusetts 02021. Depositary shares held in book-entry form shall be surrendered in accordance with applicable procedures of The Depository Trust Company.

March 1, 2019 is also the final dividend payment date for the Series T Preferred Stock and the depositary shares. The record date for that dividend is January 30, 2019. Payment of the final dividend will be made on the redemption date of March 1, 2019.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-7325		212-270-7438